200 East Randolph Drive
Chicago, Illinois 60601

312 861-2000	Facsimile:
312 861-2200
www.kirkland.com
Exhibit 8.1
March 30, 2007
Terra Capital, Inc.
      and the Guarantors set forth below
600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Terra Capital, Inc., a Delaware corporation (the “Issuer”) and each of the other guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the “Guarantors”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $330,000,000 in aggregate principal amount of the Issuer’s 7% Senior Notes due 2017, Series B (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the “Commission”) on or about March 30, 2007, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantors.
     You have requested our opinion as to certain United States federal income tax consequences of participating in the exchange offer for Exchange Notes described in the Registration Statement. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption “Material United States Federal Income Tax Considerations—U.S. Holders—Exchange of Notes.”
     The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the “IRS”) contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.
     Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any federal income tax matter other than those discussed in the Registration Statement under the
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Terra Capital, Inc.
March 30, 2007

caption “Material United States Federal Income Tax Considerations—U.S. Holders— Exchange of Notes.”
     We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.
Sincerely,
/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP

Schedule A
BEAUMONT AMMONIA INC. (Delaware)
BEAUMONT HOLDINGS CORPORATION (Delaware)
BMC HOLDINGS INC. (Delaware)
PORT NEAL CORPORATION (Delaware)
TERRA CAPITAL HOLDINGS, INC. (Delaware)
TERRA HOUSTON AMMONIA, INC. (Delaware)
TERRA INDUSTRIES INC. (Maryland)
TERRA INTERNATIONAL, INC. (Delaware)
TERRA INTERNATIONAL (OKLAHOMA) INC. (Delaware)
TERRA METHANOL CORPORATION (Delaware)
TERRA NITROGEN CORPORATION (Delaware)
TERRA REAL ESTATE CORPORATION (Iowa)
TERRA (U.K.) HOLDINGS INC. (Delaware)
TERRA MISSISSIPPI HOLDINGS CORP. (Mississippi)
TERRA MISSISSIPPI NITROGEN INC. (Delaware)
TERRA NITROGEN GP HOLDINGS, INC. (Delaware)
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